Exhibit 99.1

Chiasma Enters Into Revenue Interest Financing Agreement for up to $75 Million with Healthcare Royalty Partners

Needham, MA – April 8, 2020 – Chiasma, Inc. (NASDAQ: CHMA), a clinical, late-stage biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today announced its entry into a revenue interest financing agreement with HealthCare Royalty Partners (HCR) for up to $75 million to support the ongoing development and planned commercial launch of its investigational octreotide capsules product candidate, trade-named MYCAPSSA®, for the maintenance treatment of adults with acromegaly.

Under the terms of the agreement, Chiasma will receive $25 million from HCR on April 14, 2020 and is entitled to receive an additional $25 million upon the U.S. Food and Drug Administration (FDA) approval of MYCAPSSA and an additional $15 million upon the availability of commercial drug supply and first commercial sale of MYCAPSSA. Chiasma is also entitled to receive an additional $10 million in early 2022 subject to the achievement of a commercial milestone. In exchange for the total investment amount received, HCR will receive a tiered royalty in the low double digits on worldwide annual net revenues of MYCAPSSA and any other future products, subject to step-downs upon the achievement of certain annual revenues.

“Healthcare Royalty Partners is a top-tier investment firm that provides important validation for Chiasma as we near our PDUFA date and move towards our goal of bringing the first oral somatostatin analog to acromegaly patients,” said Raj Kannan, Chief Executive Officer of Chiasma. “We appreciate the extensive due diligence conducted by Healthcare Royalty Partners and plan to use the proceeds from this non-dilutive financing to support our ongoing activities as we prepare for a robust U.S. commercial launch of MYCAPSSA, if approved.”

“We are pleased to partner with Chiasma and its management team, which brings impressive commercial expertise and a commitment to addressing unmet medical needs,” said Clarke Futch, Managing Partner and Chairman of the Investment Committee of Healthcare Royalty Partners. “Our extensive due diligence gives us confidence that the commercial prospects for MYCAPSSA in acromegaly are compelling and offer an attractive investment opportunity for HCR.”

Chiasma announced on January 13, 2020 that the FDA accepted for review the New Drug Application (NDA) resubmission for MYCAPSSA for the maintenance treatment of adults with acromegaly. The FDA assigned a Prescription Drug User-Fee Act (PDUFA) target action date of June 26, 2020, which is a six-month review.

Goodwin Procter LLP acted as counsel to Chiasma on the transaction.

About Acromegaly

Acromegaly typically develops when a benign tumor of the pituitary gland produces too much growth hormone, ultimately leading to significant health problems. Common features of acromegaly are facial changes, intense headaches, joint pain, impaired vision and enlargement of the hands, feet, tongue and internal organs. Serious health conditions associated with the progression of acromegaly include type 2 diabetes, hypertension, respiratory disorders and cardiac and cerebrovascular disease. We believe that approximately 8,000 adult acromegaly patients are chronically treated with somatostatin analogs in the United States.

About HealthCare Royalty Partners

HealthCare Royalty Partners (“HCR”) is a private investment firm that purchases royalties and uses debt-like structures to invest in commercial or near-commercial stage biopharmaceutical assets. HCR has $5.5 billion in cumulative capital commitments with offices in Stamford (CT), San Francisco, Boston and London. For more information, visit www.healthcareroyalty.com.

About Chiasma

Chiasma is focused on improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases. Employing its Transient Permeability Enhancer (TPE®) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. In July 2019, the company reported positive topline data from its CHIASMA OPTIMAL Phase 3 clinical trial for its octreotide capsules product candidate, conditionally trade named MYCAPSSA, for the maintenance therapy of adult patients with acromegaly in whom prior treatment with somatostatin analogs has been shown to be effective and tolerated. Prior to trial initiation, the company reached agreement with the FDA on the design of the trial through a special protocol assessment. In January 2020, the FDA accepted the company’s NDA resubmission seeking marketing approval of MYCAPSSA in the U.S. The PDUFA target action date is June 26, 2020. Chiasma is headquartered in Needham, MA with a wholly-owned subsidiary in Israel. MYCAPSSA, TPE and CHIASMA are registered trademarks of Chiasma. For more information, please visit the company’s website at www.chiasma.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the company’s expectations relating to the anticipated proceeds and use of proceeds from, and the financial and other benefits of, the revenue interest financing agreement with HCR, the company’s development of octreotide capsules, conditionally named MYCAPSSA, for the treatment of acromegaly, statements regarding the timing of regulatory review and potential approval, statements concerning the nature of the FDA’s review of the NDA resubmission, statements concerning the commercial or therapeutic potential of MYCAPSSA, if approved, and statements concerning the potential commercial launch of MYCAPSSA in the United States. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond the company’s control, that may cause actual events or results to differ materially from the company’s current expectations. Management’s expectations and, therefore, any forward-looking statements in this press release could be affected by risks and uncertainties relating to a number of factors, including the following: the content and timing of decisions made by the FDA, including with respect to the NDA, the ability of the company and HCR to perform their respective obligations under the revenue interest financing agreement, the company’s ability to obtain and retain requisite regulatory approvals and commercial product supply for the commercial launch of octreotide capsules in the United States, the timing and costs involved in establishing a commercial organization, and the impact the ongoing COVID-19 crisis may have on Chiasma’s business, including its expected development, manufacturing, regulatory and commercialization timelines for MYCAPSSA. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause the company’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Annual Report on Form 10-K for the year ended December 31, 2019. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Investor Relations and Corporate Communications:

Dawn Schottlandt

Chiasma

617-928-5208

dawn.schottlandt@chiasmapharma.com

Media Relations:

Patrick Bursey

LifeSci Communications

646-876-4932

pbursey@lifescicomms.com